Exhibit 4.1

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROTEA BIOSCIENCES GROUP, INC.

PROMISSORY NOTE

DUE  _________, 2015

$____________	Issue Date: ____________, 2014

Protea Biosciences Group, Inc., a Delaware corporation (the “Company”), for value received hereby promises to pay to                         , or its registered assigns (the “Holder”), the sum of $                                , or such other lesser amount as shall then equal the outstanding principal amount hereof (the “Loan Amount”) plus all accrued unpaid interest, as set forth below, on the earlier to occur of (i)            , 2015 (the “Maturity Date”), or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). This Note is issued as of the Issue Date set forth above, pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of           , 2014 (the “Agreement”) by and between the Company and Holder.

The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.          Definitions. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Agreement. As used in this Note, the following terms, unless the context otherwise requires, shall have the following meanings:

(i)          “Company” includes any corporation that, to the extent permitted by this Note, shall succeed to or assume the obligations of the Company under this Note.

(ii)         “Holder”, when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

2.          Payments. All payments for amounts due under this Note shall be made by wire transfer of immediately available funds, in lawful tender of the United States, to an account designated in writing by the Holder, and all payments shall be applied first to the Interest Amount (as defined below) and thereafter to the Loan Amount, subject to any such further conditions as set forth in Section 11 hereto.

3.          Interest. Simple Interest on the unpaid principal balance of this Note shall accrue from the Issue Date at the rate of ten percent (10%) per annum (the “Interest Rate”). All accrued unpaid interest (the “Interest Amount”) shall be due and payable to the Holder beginning on the Maturity Date or at such earlier date as declared due and payable by the Holder upon the occurrence of an Event of Default. Interest payments shall be payable at the option of the Holder (a) in cash, or (b) in such number of restricted shares of the Company’s common stock (“Restricted Shares”) equal to the Interest Amount multiplied by $0.50.

4.          Events of Default. If any of the events specified in this Section 4 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, provided such condition exists, declare the entire Loan Amount and Interest Amount hereon immediately due and payable, by written notice to the Company:

(i)          Any failure by the Company to pay any of the Loan Amount of or Interest Amount on this Note when due hereunder, and such failure continues for ten (10) days after written notice to the Company thereof; or

(ii)         The institution by the Company of proceedings to adjudicate the Company as bankrupt or insolvent, or the consent by the Company to the institution of such proceedings; the filing by the Company of a petition, answer or consent seeking reorganization or release under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by the Company to the filing of any such petition; the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property; or the making of an assignment by the Company for the benefit of creditors, or the taking of any corporate action by the Company in furtherance of any such action; or

(iii)        The commencement of an action against the Company seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation; unless, (a) within sixty (60) days after such commencement, the action has been resolved in favor of the Company, or all orders or proceedings thereunder affecting the operations or the business of the Company have been stayed; provided, however, that the stay of any such order or proceeding has not thereafter been set aside, or (b) within sixty (60) days after the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, without the consent or acquiescence of the Company thereto, such appointment is vacated.

5.          Prepayment. This Note may be prepaid by the Company at any time without penalty or premium; provided, that prior to making any such prepayments, the Company obtains the express written consent of the Holder, which consent shall not be unreasonably withheld or delayed.

6.          Assignment. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon, and benefit the successors and assigns of, the parties.

7.          Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of both the Company and the Holder.

8.          Transfer of This Note or Securities Issuable Hereunder. With respect to any offer, sale or other disposition of this Note, the Holder shall give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale or other disposition may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and opinion, if so requested, the Company, as soon as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company. Any Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act unless, in the opinion of counsel for the Company, such legend is not required.

2

The Company may issue stop-transfer instructions to the Company’s transfer agent in connection with any such restrictions. Notwithstanding the foregoing, the Holder shall not offer, sell or otherwise dispose of any Restricted Shares issued pursuant to Section 3 of this Note.

9.          Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall conclusively be deemed to have been duly given if personally delivered or if faxed with confirmation of receipt by telephone or if mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties set forth below, and shall be deemed to have been received when delivered. Any party hereto may, by notice thereof, change its address for any such future notices as may be required or permitted hereunder.

Holder:

Borrower:	Protea Biosciences Group, Inc.
955 Hartman Run Road
Morgantown, WV 26507
Attn: Stephen Turner
Fax: 304-292-7101

with a copy (which shall not constitute notice) to:

Richardson & Patel LLP
The Chrysler Building
405 Lexington Avenue, 49th Floor
New York, NY 10174
Attn: David N. Feldman
Fax: 917-677-8165

10.         No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Company or any other matters or rights whatsoever as a stockholder of the Company, and no dividends or interest shall be payable or accrued in respect of this Note or the interests represented hereby or the Restricted Shares obtainable hereunder until.

11.         Usury. This Note is hereby expressly limited so that in no event whatsoever, whether by reason of acceleration of maturity of the loan evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder hereunder for the loan, use, forbearance or detention of money exceed that which is permissible under applicable law. If at any time the performance of any provision of this Note or of any other agreement or instrument entered into in connection with this Note involves a payment exceeding the limit of the interest that may be validly charged for the loan, use, forbearance or detention of money under applicable law, then automatically and retroactively, ipso facto, the obligation to be performed shall be reduced to such limit, it being the specific intent of the Company and the Holder that all payments under this Note are to be credited first toward the payment of interest, but not in excess of the lesser of (i) the agreed upon Interest Rate as set forth herein or (ii) that which is permitted by law; and payments shall thereafter be credited toward the reduction of the outstanding Loan Amount.

3

The provisions of this Section 11 shall under no circumstances be superseded or waived and shall control every other provision of this Note and all other agreements and instruments entered into between the Company and the Holder in connection with this Note.

12.         Governing Law. In all respects, including all matters of construction, validity and performance, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to principles thereof relating to conflicts or choice of law.

13.         Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

14.         Waiver. The Company hereby waives default, demand for payment, notice, presentment, protest and notice of nonpayment or dishonor and all other notices or demands relating to this instrument.

[Signature Page Follows]

4

IN WITNESS WHEREOF, the Company has caused this Note to be issued this                 day of                   , 2014.

PROTEA BIOSCIENCES GROUP, INC.
a Delaware corporation

By:
Name: Stephen Turner
Title: Chief Executive Officer

Signature of Holder:

Name of Holder:

Address: